News Release

February 3, 2005

Natural Gas Systems, Inc. Announces Senior Secured Debt Financing

(Houston, Texas) NATURAL GAS SYSTEMS, INC. (OTC: NGSY) (“NGS”) announced that it has completed a senior secured debt facility in the amount of up to $4.8 million from Prospect Energy Corporation (NASDAQ:PSEC) (“Prospect”). The proceeds of the funding will be used to acquire oil and gas fields in the onshore Gulf Coast region and elsewhere, to further develop its existing onshore Delhi and Tullos Urania oil and gas producing fields in central and northern Louisiana and to repay certain outstanding debt. Under the terms of the Prospect facility, once certain financial hurdles have been met, NGS will have the option to raise new senior secured debt with a third party lender.  The Prospect facility would then become subordinated to that new debt.

As compensation to enter into the facility, NGS will issue to Prospect a number of warrants equal to between approximately two and five percent of the common stock of NGS, subject to the amount of the facility drawn down and attainment by NGS of certain levels of cash flow. The warrants are exercisable at $0.75 per common share.

“In the past, the NGS team has been successful in finding underdeveloped onshore oil and gas properties and improving their production output efficiencies,” said John Barry, Prospect’s Chairman and Chief Executive Officer. “As important, NGS’s cash flow coverage and collateral coverage meet our credit standards as debt investors. We see NGS as a core relationship for us, and we expect to provide additional capital as the company continues to acquire and develop new fields.”

“Developing this relationship with Prospect is an important milestone for NGS,” stated Robert Herlin, President of NGS. “The funding allows us to add to our asset base in northern Louisiana and implement a development program to take advantage of the considerable resources in the Delhi and Tullos Fields. Furthermore, we are now positioned to pursue similar opportunities.”

Natural Gas Systems, Inc. (www.natgas.us) acquires and develops oil and gas properties and applies both conventional and specialized technology to accelerate production and develop incremental reserves. NGS owns 100% of the working interest in the 13,636 acre Delhi Field in northeastern Louisiana that includes 8 producing wells and 34 shut-in wells and historic cumulative production of over 200 million barrels of oil since its discovery in the 1940’s.  Since the acquisition of the Delhi Field in 2003, NGS has significantly increased production by returning wells to operation and re-completing wells to new reservoirs, and plans to soon implement a development drilling program. NGS also owns a 100% working interest in approximately 140 producing wells and 100 shut-in wells in the Tullos Urania and adjoining fields in north central Louisiana that have produced cumulatively over 50 million barrels of oil since discovery in the 1920’s. NGS plans to increase oil production through returning wells to operation and increasing water re-injection capacity.

Prospect Energy Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in energy-related businesses and assets.  Prospect Energy's investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

Safe Harbor Statement

This press release includes certain "Forward-Looking Statements" within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All statements regarding potential results and future plans and objectives of the company, are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Statements regarding production volumes, drilling and development activity, prices, future revenues and income and cash flows and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved and these statements will prove to be accurate. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation and the ability of the company to meet its stated business goals, as well as other factors that are disclosed as “Risk Factors” in our documents filed from time to time with the United States Securities and Exchange Commission.

For additional information contact:

Investor Contact:  John Liviakis, Liviakis Financial Communications, Inc.
         (415) 389-4670

NGS Contact:       Sterling McDonald
         (713) 935-0122

Prospect Contact:  John Barry, or
          Grier Eliasek
          (212) 448-0702